Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No.1 to the Registration Statement on Form F-1 of XORTX Therapeutics Inc. (the “Company”), of our report dated February 25, 2026, on the consolidated statements of financial position of the Company as of December 31, 2025 and 2024, and the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity, and cash flows for the years ended December 31, 2025 and 2024, included in the Company’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 20, 2026.

We also consent to the reference to us under the captions “Prospectus Summary – Recent Development” and “Experts”.

/s/ DAVIDSON & COMPANY LLP

Chartered Professional Accountants	Vancouver, Canada

April 21, 2026

DAVIDSON & COMPANY LLP	1200 - 609 Granville Street	604 687 0947
	PO Box 10372, Pacific Centre	davidson-co.com
Vancouver, BC V7Y 1G6